Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of June 22, 2021, among Basic Energy Services, Inc. (together with its successors and assigns, the “Company”), each Guarantor under the Indenture referred to below, and UMB Bank, N.A., as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S E T H

WHEREAS, the Company, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture, dated as of October 2, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), pursuant to which the Company has issued an aggregate principal amount of $347,500,000 of 10.75% of Senior Secured Notes due 2023 of the Company (the “Notes”);

WHEREAS, the Company and the Guarantors intend to amend the Super Priority Bridge Credit Agreement, to provide for additional borrowings of term loans as to which Liens on the Collateral securing the same shall rank senior to the Liens on the Collateral for the benefit of the Notes;

WHEREAS, certain beneficial owners of the Notes (collectively, the “Consenting Notes Owners”) have delivered one or more consent letters executed by Cede & Co, the registered holder (the “Holder”) of the Notes (collectively, the “Noteholder Consents”), to amend and supplement the Indenture as set forth in Sections 2, 3 and 4 of this Fourth Supplemental Indenture (collectively, the “Amendments”) on the terms set forth herein;

WHEREAS, subject to certain exceptions, Section 9.2 of the Indenture provides, among other things, that the Indenture and the other Notes Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Majority Requirement”);

WHEREAS, Section 9.2 of the Indenture also provides, among other things, that the Liens on all or substantially all of the Collateral for the benefit of the Holders of the Notes may be released with the consent of the Holders of at least two-thirds of the aggregate principal amount of the Notes then outstanding (the “Super-majority Requirement”);

WHEREAS, Ascribe III Investment LLC (“Ascribe”) has represented that it is the beneficial owner of $81,850,000 of Notes and is an Affiliate of the Company, and, accordingly, Section 12.6 of the Indenture provides that such Notes shall be disregarded and deemed not to be outstanding in determining whether the Holders of the required principal amount of Notes have concurred in consenting to the Amendments;

WHEREAS, the Consenting Notes Owners beneficially own $227,568,000, or 85.66% of the $265,650,000.00 aggregate principal amount of the issued and outstanding Notes, Cede & Co. has executed the Noteholder Consents in respect of such aggregate principal amount, and accordingly the Holders of an aggregate principal amount of the outstanding Notes satisfying the Majority Requirement and (without conceding that it is applicable to the Amendments) the Super-majority Requirement have duly consented to this Fourth Supplemental Indenture and the Amendments; and

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee, the Collateral Agent, the Guarantors and the Company are authorized to execute and deliver this Fourth Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Collateral Agent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                   Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                   Effectiveness; Authorizing Grant. This Fourth Supplemental Indenture shall become effective, and its provisions shall become operative, immediately upon receipt by the Trustee of this Fourth Supplemental Indenture executed and delivered by the Company, the Guarantors, the Trustee and the Collateral Agent, and every Holder of Notes shall be bound hereby.

Notwithstanding anything in the Indenture or any other Notes Document to the contrary, (i) the Trustee and the Collateral Agent are hereby authorized, instructed and directed to execute and deliver (A) any amendment to the Super Priority Intercreditor Agreement and any other Notes Document required by the Super Priority Bridge Credit Agreement as in effect on the effective date of this Fourth Supplemental Indenture or pursuant to any amendment or modification thereto effected on or about the date hereof, (B) any amendment, supplement or modification to, or joinder to, any Notes Document required or determined by the Company to be advisable in connection with any amendment, supplement or modification effected on or about the date hereof to the Super Priority Bridge Credit Agreement or any Super Priority Security Document, in each case as and to the extent expressed to be a party thereto and whether executed and delivered on the date hereof or any date hereafter, without any further consent of the Holders to any such amendment, modification, supplement or joinder (but, in accordance with Section 9.5 of the Indenture, neither the Trustee nor the Collateral Agent is obligated to sign any amendment, modification, supplement or joinder if such document adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable) and (C) any document or instrument effecting, evidencing, acknowledging or giving effect to the release of any Lien contemplated by Section 4 of this Fourth Supplemental Indenture, and (ii) each of the Notes Documents not so amended, supplemented or modified is, automatically and unconditionally, amended, waived, supplemented or modified solely to the extent necessary to not be in conflict with the Super Priority Bridge Credit Agreement, any Super Priority Bridge Security Document and this Fourth Supplemental Indenture without any further action required by the Trustee, the Collateral Agent or any other Person. In executing and delivering any document under clause (i)(B) above, the Trustee and the Collateral Agent shall receive an Officers’ Certificate and an Opinion of Counsel from the Company, each stating that execution of such amendment, supplement, modification or joinder is permitted by, and complies with, the Indenture (including this Fourth Supplemental Indenture) and the Notes Documents and that all conditions precedent under the Indenture (including this Fourth Supplemental Indenture) and the other Notes Documents to the execution and delivery thereof have been complied with, and the Trustee and the Collateral Agent shall be entitled to and shall rely solely upon such Officers’ Certificate as conclusive evidence of whether execution and delivery of such document is required or advisable.

3.                   Amendment to Section 3.2 (Limitation on Indebtedness and Preferred Stock) of the Indenture.

Section 3.2(b) (18) of the Indenture is amended by deleting and replacing such clause in its entirety as follows:

(18)           the incurrence by the Company and any of its Subsidiaries of Indebtedness under the Super Priority Bridge Credit Agreement (including, for the avoidance of doubt, the amount of interest that is capitalized and added to the principal amount thereunder).

4.                   Collateral Release pursuant to Section 11.6 (Release of Liens in Respect of Notes); amendments in respect of Disposition Assets (as hereinafter defined), including to Section 3.5(a), (b), (c) and (d) (Limitation on Sales of Assets and Subsidiary Stock).

(i)                 Reference is made to:

(1)               that certain Purchase and Sale Agreement (as the same may be amended, restated, supplemented or otherwise modified prior to the date of this Fourth Supplemental indenture, the “Ark-La-Tex Agreement”) entered into the 22nd day of April, 2021, by and among Agua Libre Midstream LLC, a Delaware limited liability company, Basic Energy Services, L.P., a Delaware limited partnership (“BES”), BES in its capacity of Seller Party Representative, and Ventana Midstream LLC, a Texas limited liability company and the Assets (as defined in the Ark-La-Tex Agreement and referred to herein collectively as the “Ark-La-Tex Assets”);

(2)               that certain Purchase and Sale Agreement (as the same may be amended, restated, supplemented or otherwise modified prior to the date of this Fourth Supplemental indenture, the “Assemblage Agreement”) entered into the 9th day of April, 2021, by and among C&J Well Services, Inc., a Delaware corporation, BES, and Bill Elliott, an individual residing in Texas, and the Property (as defined in the Assemblage Agreement and referred to herein collectively as the “Assemblage Property”); and

(3)               assets of the Company or its Subsidiaries comprising non-core or obsolete equipment that have been sold or are to be sold at auction (the “Auction Assets” and together with the Ark-La-Tex Assets and the Assemblage Property, the “Disposition Assets”).

(ii)              Notwithstanding any provision of the Indenture or any other Notes Document to the contrary, (a) the sale of the Ark-La-Tex Assets pursuant to the Ark-La-Tex Agreement, the sale of the Assemblage Property pursuant to the Assemblage Agreement and the sale of the Auction Assets in the circumstances described in Section (4)(i)(3) above is permitted, (b) upon transfer or disposition of all or any portion of the Ark-La-Tex Assets pursuant to the Ark-La-Tex Agreement, all or any portion of the Assemblage Property pursuant to the Assemblage Agreement, or all or any portion of the Auction Assets in the circumstances described in Section (4)(i)(3), whether in one or several transactions, to the extent such transferred or disposed of assets constitutes Collateral securing the Notes, the Liens thereon shall be immediately and automatically released pursuant to Section 11.6(4) of the Indenture without the need for any further action by any Person (and the Holders’ consent to this Fourth Supplemental Indenture shall constitute the Holders’ consent under Sections 9.2 and 11.6(4) of the Indenture and, to the extent required under Section 3.2 of the Collateral Agency Agreement, the Act of Required Priority Lien Debtholders), and (c) upon request of the Company or any Guarantor and the delivery of an Officers’ Certificate and Opinion of Counsel to the Trustee and the Collateral Agent, each stating that any such release was permitted by this Section 4 and each containing the statements required by Sections 11.6 and 12.4 of the Indenture and Sections 3.2(a) and 4.1(b) of the Collateral Agency Agreement, the Collateral Agent shall execute and/or deliver any documents reasonably requested by the Company to evidence such release, all (A) without any recourse, representation or warranty by the Collateral Agent, (B) without any further consent of the Holders and (C) at the cost and expense of the Company.

(iii)            The provisions of Sections 3.5(a), (b), (c) and (d) of the Indenture shall not apply to the Disposition Assets and, notwithstanding any other provision of the Indenture or any other Notes Documents to the contrary, nothing shall restrict the use of the proceeds of the sale of the Disposition Assets by the Company or its Restricted Subsidiaries; provided that the Company and the Guarantors agree that each shall use such proceeds solely for working capital or general corporate needs of the Company or its Restricted Subsidiaries; provided, further, that (x) the Net Proceeds received in respect of any Disposition Asset shall be promptly deposited into and thereafter held in a Collateral Account pending the application thereof in accordance with the immediately preceding proviso of this clause (iii), and (y) (1) notwithstanding any provision of the Indenture or any other Notes Document to the contrary, an amount of funds held in such Collateral Account not in excess of the amount of Net Proceeds deposited therein pursuant to clause (x) of this further proviso may be withdrawn at any time or from time to time by, or at the direction of, the Company upon request by the Company and delivery of an Officers’ Certificate of the Company to the Collateral Agent stating that such Net Proceeds will be promptly applied in accordance with this Section 4, and (2) the Trustee and Collateral Agent shall be entitled to and shall rely solely upon such Officers’ Certificate as conclusive evidence of whether such withdrawal is permitted and in taking any action in furtherance of effectuating such withdrawal, without any further consent of the Holders. Any funds held in the Collateral Account shall be held uninvested and shall not earn interest.

5.                   Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.                   Severability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

7.                   Ratification of indenture; supplemental indentures part of indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

8.                   Counterparts. The parties hereto may sign one or more copies of this Fourth Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Fourth Supplemental Indenture and related documentation, and of signature pages thereof, by facsimile, PDF, or DocuSign or other electronic means shall constitute effective execution and delivery of this Fourth Supplemental Indenture and related documentation as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or DocuSign, in addition to other electronic means, shall be deemed to be their original signatures for all purposes and shall be valid and binding on all parties. UMB Bank, N.A., as Trustee and Collateral Agent, may conclusively rely upon any such signatures in performing its duties hereunder and shall in no instance be liable for any loss or damages resulting from its reliance upon the same.

9.                   Effect of Headings. The headings of the Articles and the sections in this Fourth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

10.               Incorporation of Indenture. All the provisions of this Fourth Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

11.               The Trustee and the Collateral Agent. Each of the Trustee and the Collateral Agent accepts the Amendments set forth in this Fourth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Collateral Agent. Without limiting the generality of the foregoing, neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or with respect to (i) any of the recitals or statements contained in this Fourth Supplemental Indenture, (ii) the proper authorization hereof by the Company or the Guarantors by action or otherwise, (iii) the due execution hereof by the Company or the Guarantors, or (iv) the consequences of any amendment herein provided for, and each of the Trustee and the Collateral Agent makes no representation with respect to any such matters.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

THE COMPANY

BASIC ENERGY SERVICES, INC.

By:	/s/ Keith L. Schilling
	Name:	Keith L. Schilling
	Title:	President and Chief Executive Officer

GUARANTORS

BASIC ENERGY SERVICES LP, LLC
BASIC ENERGY SERVICES GP, LLC
BASIC ENERGY SERVICES, L.P.
TAYLOR INDUSTRIES, LLC
BASIC ESA, INC.
SCH DISPOSAL, L.L.C.
AGUA LIBRE HOLDCO LLC
AGUA LIBRE ASSET CO LLC
AGUA LIBRE MIDSTREAM LLC
C&J WELL SERVICES, INC.
KVS TRANSPORTATION, INC.
INDIGO INJECTION #3, LLC

By:	/s/ Keith L. Schilling
	Name:	Keith L. Schilling
	Title:	President and Chief Executive Officer

[Signature Page to Fourth Supplemental Indenture]

TRUSTEE

UMB BANK, N.A., as Trustee

By:	/s/ Shazia Flores
	Name:	Shazia Flores
	Title:	Vice President

COLLATERAL AGENT

UMB BANK, N.A., as Collateral Agent

By:	/s/ Shazia Flores
	Name:	Shazia Flores
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]